TANDY LEATHER FACTORY, INC.
AMENDMENT TO
2007 DIRECTOR NON-QUALIFIED STOCK OPTION PLAN

This Amendment (this “Amendment”), was adopted by the Board of Directors (the “Board”) of Tandy Leather Factory, Inc., a Delaware corporation (the “Company”), as of May 3, 2010 (the “Effective Date”) and amends the 2007 Director Non-qualified Stock Option Plan of the Company dated as of March 22, 2007 (the “Original Plan”).

Recitals

A.           The Company adopted the Original Plan as of March 22, 2007.

B.           On May 22, 2007, at a duly held meeting of the stockholders of the Company, the stockholders ratified and affirmed the Original Plan.

C.           Notwithstanding the Stock Option grant schedule set forth in Article 4 of the Original Plan, the Board has deemed it to be in its best interest of the Company not to grant the Stock Options according to such schedule.

D.           As of the Effective Date, no Options have been granted under the Plan.

E.           Article 10 of the Original Plan provides that the Original Plan may be amended by the Board without the approval of the stockholders of the Company with certain exceptions.

F.           The Original Plan is being amended to set forth a new Stock Option grant schedule as more particularly set forth below.

Amendment

The Original Plan is hereby amended as follows:

1.           Definitions.  Unless otherwise defined herein, terms utilized herein which are defined in the Original Plan shall have the meanings ascribed to them in the Original Plan.

2.   Amendment to Article 4 of the Original Plan.  The first paragraph of Article 4 of the Original Plan is hereby amended to read in its entirety as follows:

The Committee shall grant Stock Options as follows: (i) on May 28, 2010, a Stock Option for 3,000 shares of Common Stock shall be granted to each individual who is serving as an outside director of the Company or any Subsidiary on that date; (ii) on March 22 of each calendar year thereafter, a Stock Option for 3,000 shares of Common Stock shall be granted to each individual who is serving as an outside director of the Company or any Subsidiary on that date; and (iii) if an individual first becomes an outside director of the Company or any Subsidiary within six months after March 22 of a year, such individual shall be granted a Stock Option for 3,000 shares of Common Stock immediately upon becoming an outside director.  Notwithstanding the foregoing, the Committee may elect to delay any Stock Option grant date under this Article 4 up to the end of any applicable calendar year (but not beyond March 22, 2017) if the Committee deems such delay to be in the best interests of the Company.  The Committee shall not grant Stock Options under any other circumstances.

3.           Effective Date.  This Amendment shall become effective as of the Effective Date.

4.           No Other Amendments.  Except as expressly amended hereby, the Original Plan shall continue in full force and effect in accordance with the terms and provisions thereof.

5.           Headings.  The headings of the various sections of this Amendment are for convenience of reference only and do not constitute a part hereof and shall not be interpreted or construed to affect the meanings or construction of any provision hereof.

6.           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict-of-laws principles.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the Effective Date.

TANDY LEATHER FACTORY, INC.

By:   /s/ Shannon L. Greene
Shannon L. Greene,
Chief Financial Officer and Treasurer

ATTEST:

/s/ William M. Warren

William M. Warren,
General Counsel and Secretary